Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Rocket Lab Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$750,000,000	0.00015310	$114,825.00(1)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$750,000,000		$114,825.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$114,825.00(1)

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, Rocket Lab USA, Inc. (the “Predecessor Registrant”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-285707) filed with the Securities and Exchange Commission on March 11, 2025 (as amended, the “Registration Statement”). Rocket Lab Corporation became the successor to the Predecessor Registrant on May 23, 2025. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee Tables” in the Registration Statement.